EXHIBIT 10.28

DME SUPPLY AND RELATED SERVICES AGREEMENT

THIS DME SUPPLY AND RELATED SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of the          day of January 2006 by and between The Orthopaedic Excellence of Long Island, P.C. (“Provider”) and OrthoSupply Management, Inc., a Delaware corporation or its designee (“OSMI”).

RECITALS

A. WHEREAS, Provider desires to offer Provider patients requiring durable medical equipment and orthotics (together referenced as “DME”) the option of having such DME fitted and dispensed within its office suite (the “Office”) in order to enhance the continuity, convenience and quality of care provided to Provider patients.

B. WHEREAS, OSMI supplies DME and related services to physician groups and other health care providers.

C. WHEREAS, Provider desires to purchase DME and related services from OSMI to facilitate its provision of DME to Provider patients.

D. WHEREAS, the parties desire to enter into this Agreement in order to provide a full statement of their respective responsibilities hereunder during the term of this Agreement.

FOR AND IN CONSIDERATION of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1.	Obligations of OSMI.

OSMI shall have only the responsibilities and authority delegated to it under this Agreement or as delegated by Provider and accepted by OSMI from time to time. Subject to the ultimate authority and control of the Provider, OSMI shall have the following authorities and responsibilities (the payment for which shall be included in the fees set forth in Section 3(a) and 3(b), as applicable):

(a) Personal and Management Services. OSMI shall provide the personal and management services identified below in order to facilitate Provider’s on-site provision of DME and related services to Provider patients.

(1) Rehabplus Manager. OSMI shall employ and provide to Provider, on a full-time basis (i.e., at least 40 hours per week), one leased employee as follows:

A RehabPlus Manager trained in insurance verification process and who shall provide services at the Office on a full-time basis. The RehabPlus Manager shall assist Provider in processing DME orders placed by Provider physicians, providing insurance verifications, assuring proper inventorying and storage of DME in the Office, proper fitting of DME, dispensing DME to Provider patients who elect to order DME from Provider, performing patient follow up to promote proper use and efficacy of DME and record keeping related to the above duties, as reasonably requested by Provider. The RehabPlus Manager shall be licensed, certified, and/or accredited as required by law to perform such services and shall maintain such license, certification and/or accreditation throughout the term of this Agreement.

Descriptions of the RehabPlus Manager’s essential functions and qualifications are attached as Exhibit A hereto. The Rehab Plus Manager’s services hereunder shall be subject to the control, supervision and evaluation of Provider. Such employee also shall participate in such periodic staff meetings and meetings with treating physicians as the parties mutually agree are reasonably required for the effective provision of DME and related services to Provider patients.

The RehabPlus Manager shall remain an employee of OSMI, and not an employee of Provider. At such times as the RehabPlus Manager is providing services on behalf of Provider hereunder, Provider shall have authority and responsibility for (i) the supervision and control of the RehabPlus Manager, (ii) determining the means and methods by which the RehabPlus Manager provides services hereunder and (iii) determining charges for the RehabPlus Manager’s services.

OSMI shall retain sole responsibility for the compensation (and benefits) of the RehabPlus Manager for her services hereunder, including, without limitation, the setting, modification and payment thereof As employer, OSMI shall be responsible for all deductions, payments and benefits required by law as the employer on behalf of the RehabPlus Manager hereunder, including, without limitation, withholding taxes, Social Security, unemployment insurance, workers’ compensation and disability.

To the extent applicable, at such times as the RehabPlus Manager is providing services on behalf of Provider hereunder, Provider shall have authority and responsibility for determining charges and the services provided by the RehabPlus Manager on behalf of Provider. OSMI hereby assigns and shall, to the extent required by law or any third party payor, cause the RehabPlus Manager to assign to Provider, the limited right to bill and collect, subject to limits imposed by law, rule or regulation, for all services provided by the RehabPlus Manager on behalf of Provider. The assignment hereunder shall be limited to the services provided hereunder aid shall not include any other services provided by the RehabPlus Manager. All billing shall be performed in accordance with applicable law and the rules and regulations of the applicable third party payors.

As the RehabPlus Manager will remain an employee of OSMI, the RehabPlus Manager shall have terms and conditions of employment for OSMI as determined by OSMI policies. Notwithstanding the foregoing, Provider shall have the right to approve the person designated by OSMI to serve as the RehabPlus Manager, which approval shall not be unreasonably withheld or delayed. Upon written request of Provider, OSMI shall remove the person serving as the RehabPlus Manager from service under this Agreement and, within a reasonable period of time thereafter, replace such person with an individual approved by Provider in accordance with this provision.

(2) Policy and Procedure Manual. OSMI shall provide to the Provider a draft policy and procedure manual (hereinafter referred to as the “Manual”) for Provider’s review and approval, which Manual shall include protocols, operating policies and procedures and similar materials that are reasonably necessary for the proper ordering, storage, fitting and dispensing of DME, as well as proper documentation and patient follow up. OSMI may recommend revisions to the Manual, as necessary, from time to time and shall make such revisions as are necessary and approved by Provider to tailor the Manual to Provider’s needs.

(3) Educational Programs. OSMI shall provide in-service training and educational programs for Provider physicians and staff related to the proper fitting, use and clinical benefits of DME, upon request of Provider.

(4) Quality Review Activities. OSMI shall assist Provider in establishing a quality oversight program and program evaluation standards to promote the efficacy of DME and related services provided by the Provider.

(5) RehabPlus Solution. OSMI shall provide RehabPlus Solution services as specified in Exhibit B hereto. OSMI will provide over-sight and leadership management on administrative aspects of the Provider’s RehabPlus Solution.

(b) Billing and Collection Services. OSMI and Provider acknowledge that billing and collection for the DME services shall be the sole responsibility of OSMI. The parties agree that this Agreement shall only be applicable to the DME services and not to any other services provided by Provider. OSMI recognizes that Provider may use another vendor to perform billing services for Provider’s non-DME services and that OSMI shall have no right or obligations relating thereto. The RehabPlus Manager, with assistance from and supervision by Provider, will handle all patient and encounter information of Provider on services rendered and enter said information into OSMI’s billing & collection system. The following information will be required by Provider to process customer charges:

•	Patient’s name

•	Patient’s date of birth

•	Patient’s address

•	Insurance information (copy of face sheet)

•	Front and back of insurance card (copy)

•	Location of service

•	Referring physician

•	CPT code(s)

•	Diagnosis code(s)

•	Office notes if billing an unlisted procedure or billing a multiple procedure on the same day

•	Any reasonable additional information required by OSMI for billing purposes

Based upon the above information received from Provider, OSMI shall provide the following billing and account management services:

(1) Patient Services Billing: Create claims or invoices, create patient bills, post payments, perform collection follow-up.

(2) Reporting: A set of monthly reports will be forwarded to Provider to detail the activity of the month. OSMI shall keep and maintain a standard reporting system to provide Provider with the current status of its outstanding accounts receivable and all other reports reasonably requested by Provider from time to time. All communications from and to Provider’s payors and patients shall be available for Provider’s review upon request. In all events, OSMI will provide Provider with information requested by Provider within two (2) business days.

(3) Scope of Services: OSMI’s services on behalf of Provider will include, among other things: (a) any and all required preparation, keypunching and billing of all first-and third-party bills for professional services rendered by Provider and for DME products provided by the Provider; (b) submitting completed claims under appropriate provider numbers to responsible parties; (c) handling denied claims and revising and resubmitting such claims for payment from all third party payors, including without limitation, managed care and insurance companies and governmental programs; and (d) answering all phone inquiries concerning claims on behalf of Provider and providing follow up support on claims.

(4) Claims Submission: All bills will be sent directly to both first-and third-party payors, or to whomever Provider so designates (subject to applicable federal, state and local laws, rules and regulations which may from time to time be in effect) within five business days of OSMI’s receipt of the necessary data to perform such billing (“Billing Period’). If additional data is required to OSMI to perform the billing, OSMI must request the additional information in writing within the Billing Period. Upon receipt of the requested information, OSMI shall submit the bill, as set forth above, within five (5) days.

(5) Delinquent Accounts: OSMI and Provider agree that any bills that have not been paid by the responsible first or third party payor within forty five (45) days of their receipt shall be deemed delinquent and past due (“Delinquent Accounts”). OSMI shall use its best efforts to collect amounts owed on Delinquent Accounts.

(6) Compliance with Applicable Law and Policies: OSMI shall conduct all of its services hereunder in accordance with policies of Provider and shall submit all completed claims under the appropriate provider number (and/or federal tax identification number) of Provider or its individual physicians and health care practitioners as directed by Provider. OSMI shall perform all of its services hereunder in accordance with: (i) all applicable federal and state laws, rules and regulations (including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), (ii) the Medicare and the Medicaid programs (to the extent applicable); and (iii) all commercial and governmental payor rules.

(7) Flow of Funds: OSMI shall direct and cause all payments due to, or arising from, its services hereunder to be directed to Provider at an address designated by Provider. In the event that any payments are mistakenly sent to OSMI, then OSMI shall promptly forward and endorse (if necessary) all such payments to Provider. Provider shall notify OSMI of all payments received within a reasonable time period. This provision shall survive termination of this Agreement.

(8) Compliance Efforts: OSMI shall cooperate with the compliance efforts of Provider to ensure both parties compliance with all applicable federal and state laws, rules and regulations and with all applicable rules of third party payers. OSMI will provide Provider with a copy of its compliance program, and shall do the following:

(i) If OSMI finds evidence of an erroneous or improper claims (whether due to the conduct of OSMI or Provider), OSMI shall refrain from the submission of such claim and promptly (within (10) days) notify Provider.

(ii) OSMI shall fully cooperate with Provider in instituting appropriate corrective actions if erroneous or improper claims or overpayments have been identified, including, but not limited to, assisting in appropriate billing reviews, submitting corrected bills, or processing.

(c) DME Products. OSMI shall provide such DME as requested by Provider. All DME products shall be provided to Provider within such time frames as requested by Provider

2.	Obligations of Provider.

(a) Organization and Operation. Provider shall retain ultimate responsibility for the proper operation of the Provider. Each party shall comply with all applicable laws, rules and regulations including, without limitation, the federal Stark (42 USC 1395nn) and anti-kickback laws (42 USC 1320-7b).

(b) Provision of Physician Services. The parties acknowledge and agree that Provider, through its physicians, shall be responsible for and shall have complete authority, responsibility, supervision and control over the provision of all physician services rendered by the Provider, and that all medical treatments and procedures related to the use of DME shall be provided and performed exclusively by or under the supervision of Provider physicians in such manner as Provider physicians, in their sole discretion, deem appropriate. OSMI shall have and exercise absolutely no control or supervision over the provision of physician services.

(c) Engagement of Clinicians. Provider shall be solely responsible for engaging all physician and all non-physician personnel necessary to the proper operation of Provider, other than the RehabPlus Manager provided by OSMI pursuant to Section 1 above.

(d) Quality Oversight Program. Upon request of Provider, OSMI shall provide administrative assistance to Provider in performing its quality assurance/utilization review activities.

(e) Liaison. Provider shall select one or more Provider representatives to serve as liaison(s) for OSMI regarding RehabPlus billing and operational matters, and OSMI shall select one or more OSMI representatives to serve as a liaison for its services hereunder.

(f) Direction and Supervision of DME-Related Services. Provider shall be solely responsible for identifying appropriate patients for DME and related services, certifying the medical necessity of such DME and related services, scheduling all Provider services (including DME fittings and follow up appointments) and supervising the services of the RehabPlus Manager. The parties agree that Provider shall not provide DME to, and this Agreement shall not apply to, Medicare or Medicaid patients or any other patients covered by any federal health care program, except for prosthetics, orthotics, canes, crutches, walkers and folding manual wheel chairs, to the extent permitted by all applicable federal, state and local laws, rules and regulations.

(g) Documentation. Provider shall be responsible for selecting principal diagnosis and procedure codes based on Medicare and other applicable payer standards and guidelines. Provider agrees to comply with all DME order entry procedures as specified by OSMI and agreed to by Provider. On a weekly basis, Provider shall forward to OSMI copies of Explanations of Benefits forms and/or receipts of payment in order to enable proper updating of patient accounts receivable ledgers and accounting for total collections.

(h) Licenses, Permits and Certifications. Provider shall be responsible for obtaining and maintaining any licenses, permits, certifications and provider numbers necessary for the Provider to dispense DME within the Office and bill payers for DME and related services, subject however, to OSMI’s obligations to assist Provider in such process as more fully described on Exhibit B hereto.

(i) Financial Responsibilities. Provider shall, at its sole expense, as determined appropriate by the Provider:

(1) Provide all necessary Office space (by lease or otherwise), receptionist services, security services and utilities as may be required for operation of the Provider, including the storage, fitting and dispensing of DME.

(2) Equip and furnish the Office space within which DME owned by Provider may be stored, fitted and dispensed.

(3) Arrange any modifications, maintenance and repairs to the Provider premises, furnishings or equipment necessary to maintain the Provider in good condition and in compliance with all applicable legal requirements.

(4) Pay all physician and other Provider employee salaries and benefits.

(j) Charges. Provider shall determine the charges for all DME and related services provided to Provider patients.

(k) Compliance with Law and Professional Standards. All of Provider’s duties and responsibilities hereunder shall be conducted in accordance with all applicable federal, state and municipal laws, rules and regulations.

(l) Collection Responsibility and Payment to OSMI. Provider shall be responsible for:

(1) Maintaining files containing medical documentation to support claims for which Provider has requested that OSMI perform billing services.

(2) Forwarding on a weekly basis all RehabPlus related Explanation of Benefits (EOB) to OSMI from date of receipt.

(m) Compliance with Law. All of OSMI’s duties and responsibilities shall be conducted in accordance with all applicable federal, state and local statutes, rules and regulations.

(n) Software. OSMI shall provide Provider with the right to use, and access to, OSMI’s intranet-based data collection system from Provider’s office.

3.	Compensation for OSMI Services.

In consideration for the items and services provided by OSMI pursuant to this Agreement, OSMI shall be compensated as follows:

(a) Collection Work.

(1) The fee for collection services provided by OSMI to collect Delinquent Accounts (the “Collection Work”) shall be three percent (3%) of Net Collections (defined below). The parties understand and agree that OSMI shall be entitled to its Collection Work fee for Net Collections arising solely from Delinquent Accounts, and OSMI shall not be entitled to any Collection Work fee on amounts received from accounts that are not deemed Delinquent Accounts in accordance with the terms of this Agreement.

(2) “Net Collections” shall be defined as actual cash received by the Provider from each Delinquent Account which is directly attributable to the Collection Work of OSMI, but reduced by any and all adjustments, paybacks, disallowances and other refunds with respect to such accounts (collectively the “Adjustments”). Net Collections shall be reconciled periodically to reflect any Adjustments. For purposes of this Agreement, Net Collections expressly exclude any payment received more than [sixty (60) days] after expiration or termination of this Agreement.

(3) Notwithstanding anything to the contrary, OSMI shall refund its Collection Work fee with respect to any funds the Provider is required to repay to third party payors or other third parties (together with applicable interest and penalties) as a result of the Net Collections being reduced for any reason after payment has been made to OSMI including, without limitation, any Adjustments, tax liabilities, audits or retrospective reviews of third party payors, governmental entities or others. This provision shall survive termination of this Agreement.

(b) Billing Services and all other Services. OSMI will provide the billing and all other services required hereunder for Orthopaedic Excellence of Long Island, P.C.’s RehabPlus Solutions. The fee for such services and all other services rendered by OSMI (including, without limitation, all of the services of the leased employee RehabPlus Manager and any fringe benefits relating to her services) will be $4,000.00 per month for the billing and all other services. OSMI agrees that it shall accrue the billing fee for the first three (3) months of the term hereof (for total accrual of $12,000.00), and then such fee will be billed over the remaining nine (9) months of the Agreement (at $1,333.33 per month). By way of example, in months four (4) through twelve (12) of this Agreement the amount due from Provider for billing and collecting shall be $5,333.33 per month.

(c) Service Fees. OSMI agrees that the Provider shall not be responsible for paying OSMI any fees for any services provided by OSMI or its personnel hereunder other than the Collection Work fee set forth in Section 3(a) and the $4,000 per month fee set forth in Section 3(b).

(d) DME. As compensation for the DME supplied to Provider by OSMI pursuant to this Agreement, OSMI shall be paid in accordance with the fee schedule attached as Exhibit C, which shall be approved by both parties prior to execution of this Agreement.

(e) Invoicing. As discussed in Section 3(b) above, OSMI will accrue its fees for services hereunder for the first three (3) months of the term of this Agreement and will not submit invoices relating to such fees until the fourth (4th) month of the term of this Agreement. OSMI also agrees that it shall not issue its initial invoice to Provider for the DME described in Section 3(c) above (at the fees set forth on Exhibit C) until at least forty-five (45) days after the commencement date of this Agreement and such invoice shall not be due and payable until thirty (30) days after receipt of such invoice. Following the forty-five (45) day holding period for the Section 3(c) fees and the three (3) month holding period for the Section 3(b) fees, OSMI shall invoice Provider for all fees due under Section 3(a), 3(b) and 3(c) hereunder on a monthly basis. Provider shall be invoiced for fees due under Section 3(b) the following month after products are delivered to Provider. If any amount invoiced is not paid or disputed on or within ninety (90) calendar days after the invoice is received, the outstanding balance shall bear simple interest from the date of said invoice or payment date at a rate of one percent (1%) per month until such amount is paid in full. Any payments made thereafter received by OSMI shall be applied first to interest accrued but unpaid and then to the oldest unpaid payable invoice. Provider shall not be subject to interest on claims that are disputed by Provider.

4.	Reasonable Value.

Payment of the compensation due to OSMI is not intended to be and shall not be interpreted or applied as permitting OSMI to share in Provider’s fees for physician services or any other services, but is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the items and services furnished by OSMI pursuant to this Agreement.

5.	Term.

The term of this Agreement shall commence on January __, 2006 (“Commencement Date”) and shall remain in full force and effect for a period of one (1) year (the “Initial Term”) and SHALL BE AUTOMATICALLY RENEWED FOR AN ADDITIONAL ONE (1) YEAR PERIOD (THE “RENEWAL TERMS”) THEREAFTER UNLESS EITHER PARTY GIVES THE OTHER PARTY NOTICE OF ITS INTENT NOT TO RENEW AT LEAST SIXTY (60) CALENDAR DAYS PRIOR TO THE EXPIRATION OF THE INITIAL TERM OR ANY RENEWAL TERM.

6.	Termination.

The provisions of Section 5 of this Agreement notwithstanding, this Agreement may be terminated prior to the expiration of its Initial Term or any Renewal Term as follows:

(a) Termination for Insolvency. If either party shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive calendar days, the other party may terminate this Agreement by giving such party notice of termination which shall be effective on the date set forth therein.

(b) Cancellation for Breach. In the event of a material breach of this Agreement by either party, the other party may cancel this Agreement by giving written notice of cancellation to the breaching party, setting forth the reasons therefore, which cancellation shall be effective and final upon the expiration of twenty (20) calendar days after delivery in accordance with Section 14(f) hereof or at such later date and time as may otherwise be specified in such notice, unless the breaching party cures the breach within such twenty (20) day (or longer period provided in the notice) notice period.

(c) Termination Without Cause. Either party may terminate this Agreement without cause or penalty at any time after the Initial Term but only by providing prior written notice which final termination shall be effective upon the expiration of ninety (90) calendar days after delivery of such notice in accordance with Section 14(f).

(d) Termination Based on Change of Law. In the event of any change in any applicable statute, rule, regulation, ordinance, or other law or any order or directive or interpretation of any applicable governmental authority or regulatory body which, in the written, good faith opinion of experienced health care regulatory counsel, invalidates or is otherwise inconsistent with the terms of this Agreement or that would cause one or both of the parties to be in violation of the law, the parties shall negotiate in good faith in an effort to agree on appropriate revisions to this Agreement. If the parties have been unable to do so within thirty (30) calendar days of commencing such negotiation, either party may elect to terminate this Agreement upon sixty (60) calendar days’ written notice to the other party.

(e) Obligations Upon Termination.

(1) Following the Termination Date, OSMI shall continue to perform billing and collection services related to DME and related services provided to Provider patients by Provider prior to the Termination Date unless Provider opts, in its sole discretion, to have OSMI immediately cease its billing and collection service. In addition, any undisputed compensation owed to OSMI under this Agreement for services rendered or items supplied prior to the Termination Date shall be paid in full not later than sixty (60) calendar days following the Termination Date. If any amounts due to OSMI as of the Termination Date are not paid by the sixty (60) calendar days following the Termination Date, then the amount unpaid shall accrue interest at a rate of one percent (1%) per month until paid. Unless otherwise provided for herein or expressly agreed upon in writing by the parties, all other obligations of the parties shall automatically terminate upon the Termination Date.

(2) Within ten (10) days after Provider requests the return of its account information and other patient information, OSMI shall transfer any remaining uncollected accounts and all other billing and patient information to Provider (or its designee) via hard copy and electronic media, in a form and format reasonably acceptable to Provider. In addition, upon termination of this Agreement for any reason, OSMI shall reasonably cooperate with Provider to ensure a smooth transition of billing and collection operations.

7.	Insurance.

For the term of this Agreement, the following insurance coverage’s shall be procured and maintained by OSMI from financially responsible insurance companies: OSMI shall maintain General Liability coverage and errors and omissions coverage, with limits of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate. OSMI shall provide to the Provider, upon request, certificates evidencing such insurance coverage; provided, further, that such certificates shall indicate that the Provider shall be given thirty (30) calendar days’ prior written notice of cancellation or termination of such policies.

8.	Non-Professional Services Only.

Nothing in this Agreement is intended or shall be construed to allow OSMI to exercise control or direction over the manner or method by which Provider and its Physicians perform physician services or other professional health care services. The rendition of all physician services shall be the sole responsibility of Provider and its Physicians and OSMI shall not interfere in any manner or to any extent therewith. Nothing contained herein shall be construed to permit OSMI to engage in the provision of medicine, it being the sole intention of the parties hereto that the services to be rendered hereunder by OSMI are solely for the purpose of providing non-medical services to Provider to enable Provider to fit and dispense DME within its Office. To the extent that any act or service required to be performed by OSMI hereunder should be construed by a court of competent jurisdiction or by any governmental agency to constitute the practice of medicine, OSMI’s requirement to perform that act or service shall be deemed waived and unenforceable.

9.	Status of Contractor.

It is expressly acknowledged that the parties hereto are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to allow either party to exercise control or direction over the manner or method by which the other party performs the services that are the subject matter of this Agreement; provided, however, that Provider shall exercise the same degree of control with regard to the provision of DME and related services by the RehabPlus Manager as Provider would over services provided by its direct employees. Each party understands and agrees that (i) neither party will withhold on behalf of the other party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (ii) all of such payments, withholdings and benefits, if any, are the sole responsibility of the party incurring the liability, and (iii) each party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.

10.	Medical Records.

The ownership and rights of control of all medical records and other documents prepared by Provider in connection with the operation of the Provider shall vest exclusively in the Provider. Subject to Provider’s consent which may be revoked at any time, OSMI shall have the right to access such medical records and documents only to the extent permitted by law, in accordance with the HIPAA Business Associate Addendum attached as Attachment A and as reasonably necessary to perform OSMI’s duties under this Agreement. OSMI agrees to maintain and safeguard the confidentiality of Provider medical records as required by the HIPAA Business Associate Addendum and applicable law.

11.	Confidential Information.

(a) For purposes of this Agreement, the term “Confidential Information” shall include the following: (i) all manuals developed by OSMI regarding RehabPlus, methods, techniques and procedures developed solely by OSMI and utilized in providing DME and related services to Provider patients that are not readily available in the public domain; (ii) all Provider financial, business and medical records; and (iv) all other information provided to one party by the other party that the providing party designates “confidential” and that is not readily available in the public domain.

(b) Each party agrees that the Confidential Information that is disclosed to it by the other party is disclosed in confidence and with the understanding that it constitutes valuable business information developed by the other party at a great expenditure of time, effort and money. Each party agrees that it shall not, without the express prior written consent of the other party, use Confidential Information for any purpose other than the provision of DME and related services to Provider patients during the term of this Agreement. Each party further agrees to keep strictly confidential all Confidential Information and not disclose or reveal such information to any third party without the prior written consent of the other party, except as necessary to carry out the purposes of this Agreement.

(c) Each party acknowledges that the disclosure to it of Confidential Information is done in reliance upon the other party’s representations and covenants in this Agreement. Upon termination of this Agreement for any reason whatsoever, each party shall forthwith destroy or return to the providing party (as requested by the providing party) all material constituting or containing Confidential Information and will not thereafter use, appropriate, or reproduce such information or disclose such information to any third party.

12.	Non-Solicitation.

During the term of this Agreement and for a period of one (1) year thereafter, neither party shall solicit, attempt to hire, employ or contract with any person who is currently employed by or who comes to be employed by the other party without the other party’s prior written permission.

13.	Injunctive Relief.

The parties hereto acknowledge that either party’s breach of the covenants set forth in Section 12 would cause the other party irreparable harm which may not be compensated adequately in money damages, and in the event of any breach or threatened breach of Section 12 by a party, the other party shall be entitled to equitable relief, including an injunction, in addition to whatever other relief a court deems proper.

14.	Miscellaneous.

(a) Inability to Perform. In addition to any other provision contained herein, the parties agree that each party’s obligations under the Agreement shall immediately cease if a party is unable to perform its duties hereunder due to physical disaster, governmental acts, labor difficulties or strikes, or other circumstances beyond the control of such party, but shall resume when such party is no longer unable to perform.

(b) Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

(c) No Discrimination. The parties hereto shall not discriminate against any person on the grounds of race, color, national origin, religion, age or handicap in discharging their duties and responsibilities under this Agreement.

(d) Waiver of Breach. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions, or provision hereof, shall be deemed a waiver of any other covenant, condition, or provision hereof, or a waiver of any subsequent breach of the same covenant, condition, or provision.

(e) Captions. The captions used herein as headings of the various Sections hereof are for convenience only, and the parties agree that such captions are not to be construed to be part of this Agreement or be used in determining or construing the intent or context of this Agreement.

(f) Notices. Any and all notices, demands, requests, and any other communication required or permitted to be served on or given by either party to the other shall be in writing and delivered personally, by nationally-recognized overnight courier or by deposit in the United States Mail, first class postage prepaid, certified or registered mail, return receipt requested, addressed to the party to whom it is to be given at the address hereinafter set forth:

If to Provider:

Orthopaedic Excellence of Long Island, P.C.

601 Franklin Avenue

Garden City, New York 11530

Attention: Leo Varriale, M.D.

If to OSMI:

OrthoSupply Management, Inc.

237 Cedar Hill Street, Suite 4

Marlboro, MA 01752

Attention: Brian Lesperance, President

or such other address as the parties shall inform each other in writing. Each party will promptly notify the other party in writing within five business days of any changes in its ownership or business address; any legal or governmental action initiated against it which could materially affect this Agreement; and, any other known occurrences that could materially impair the other party’s ability to carry out its duties and obligations under this Agreement.

(g) Patient Referrals. OSMI and Provider agree that the benefits afforded either party hereunder are not payment for, and are not in any way contingent upon, the referral of any patients.

(h) Governing Law and Arbitration. This Agreement, all of its terms and conditions, and all of the legal relations between the parties hereto created hereunder, shall be determined in accordance with, and governed by, the laws of the State of New York, exclusive of conflicts of law principles. Both parties hereby agree to arbitrate in Nassau County, New York any and all disputes arising out of or relating to this Agreement. Arbitration shall be binding on the parties and conducted pursuant to the Commercial Rules of Arbitration under the American Arbitration Association before a single arbitrator mutually agreed upon by the parties.

(i) Severability. If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement shall continue to be valid and enforceable as to the parties hereto.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same agreement.

(k) Entire Agreement. The Agreement contains the sole and entire agreement between the parties, and shall supersede any and all other agreements between parties, either oral or in writing, between the parties hereto with respect to the subject matter hereof.

(l) Out-of-Pocket Expenses. Provider shall not be responsible for reimbursing OSMI for any business expenses, out-of-pocket costs or other expenses incurred by OSMI in performing its services under this Agreement.

(m) Subcontracting. Notwithstanding anything to the contrary herein, OSMI may not subcontract, in whole or in part, performance of any of its obligations under this Agreement unless Provider consents to such subcontracting in writing and in advance. In the event of a subcontracting by OSMI, OSMI shall remain responsible for the provision and performance of such services by its subcontractor(s).

(n) No Marketing. OSMI represents, warrants and covenants that it is not, and shall not throughout the term of this Agreement, perform any marketing or advertising services on behalf of Provider.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year hereinabove first written.

Orthopaedic Excellence of Long Island, P.C.		Ortho Supply Management, Inc.

By:	/s/ Leo Varriale, M.D.	By:	/s/ Brian Lesperance
Title:	Secretary	Title:	CEO
Date:	1/24/06	Date:	1/18/06

ATTACHMENT A

HIPAA ADDENDUM

EXHIBIT A

ESSENTIAL DUTIES OF REHABPLUS MANAGER

Ensures operational efficiency is optimized between Orthopaedic Excellence of Long Island P.C. office and OSMI. Oversees the following:

•	Insurance verification

•	Process paper work for billing & collection process through the organizing and gathering of necessary paperwork and then entering necessary information into the OSMI billing software system

•	Maintaining adequate level of inventories needed to provide proper patient care utilizing the Inventory Control System and processes provided by OSMI

•	Assist in the fitting of products such as bracing (subject to appropriate medical supervision)

•	Provide patient education in use of modalities to ensure proper compliance (subject to appropriate medical supervision)

•	Provide choices for DME modalities for patients that do not have full insurance benefits (subject to appropriate medical supervision)

A-1

EXHIBIT B

REHABPLUS SOLUTION

OSMI will provide a turnkey solution of the RehabPlus Solution products. The rollout will be determined through mutual consent of both parties. It is projected the rollout will be implemented 60 days post agreement execution.

In order to protect the Provider from dispensing any product or service that it will not get reimbursed for, OSMI and Provider have agreed on the following safeguards once this Agreement is signed and prior to launching the RehabPlus Solution:

(1) OSMI will contact all of the Provider’s insurance payers and get the Provider credentialed with such payers to dispense DME, subject to the Provider’s prior approval. It will also obtain their DME fee schedules and promptly deliver them to the Provider.

(2) OSMI will compare the insurers respective fee schedules to its Pro Forma numbers to ensure that there are no major discrepancies. [Note: OSMI represents and warrants that its numbers are based on a conservative Medicare rate and information supplied by the Provider on the types and quantity of surgical procedures conducted by Provider.] Upon the mutual agreement of the parties, the RehabPlus Solution will not launch if the numbers from the Provider’s top insurance payers do not support OSMI’s Pro Forma numbers, or if the Provider’s expected financial reimbursements are no longer realistic.

(3) OSMI will install procedural guidelines that ensure that all of its products and services have been preauthorized prior to dispensing and that the reimbursement to be made by the insurer will be consistent with its fee schedule.

(4) If a non-surgical patient of the Provider needs DME immediately and cannot wait for preauthorization, it is contemplated that the Provider will: (i) have the patient sign an agreement that he/she is responsible for the DME payments if his/her insurance benefits do not cover the product or service and (ii) ask for a credit card at that time.

(5) Should an insurance company deny payment after preauthorization, OSMI will assist the Provider in obtaining a letter of medical necessity and in filing a timely appeal.

OSMI will provide the Provider with monthly analytics that examine the reimbursement levels of the RehabPlus Solution, A/R, billing & collections by payer and by product.

Phase 1 – will include the commencement of offering DME (durable medical equipment) such as but not limited to CPM’s, cryotherapy units, commodes, walkers, crutches, canes, orthotics (both custom and off-the-shelf) to include knee braces, elbow braces, shoulder braces, slings, walker boots, knee immobilizers, ankle splints, etc. OSMI will also introduce and implement an appropriate Pain Management Program, upon request. OSMI will supply the Provider with infusion pumps such as the Sorenson Ambit.

B-1

Phase 2 – OSMI will investigate the feasibility of providing other modalities for RehabPlus Solution to the patients of Orthopaedic Excellence of Long Island, P.C.

OSMI hereby represents and warrants to the Provider that the legal opinion annexed hereto, which was prepared by Laura Keldan Martin, Esq. on behalf of OSMI’s predecessor, OrthoRehab Inc., accurately reflects the ORI RehabPlus Model upon which this agreement has been based. As such, OSMI hereby represents and warrants that the Provider may rely upon such legal opinion as if it were issued to the Provider by OSMI.

B-2

EXHIBIT C

DME FEE SCHEDULE

[*** Confidential Treatment Requested by Medical Solutions Management Inc. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Act of 1934, as amended ***].